                                  EXHIBIT 99.2

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of Virginia Gas Distribution Company:

We have audited the accompanying balance sheets of Virginia Gas Distribution Company as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Gas Distribution Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP


Richmond, Virginia
March 6, 1998
(except with respect to the
   matter discussed in Note 10,
   as to which the date is
   March 19, 1998)

                        Virginia Gas Distribution Company

                                 Balance Sheets
                        As of December 31, 1997 and 1996

                                     Assets


                                                                                            1997             1996
                                                                                       -------------    -------------
Current assets:
    Cash                                                                               $      45,939    $      16,166
    Accounts receivable                                                                      220,389          151,752
    Other current assets                                                                     248,062          154,920
    Notes receivable                                                                          21,223           26,004
                                                                                       -------------    -------------
                  Total current assets                                                       535,613          348,842

Property and equipment, net                                                                6,416,465        2,755,660

Notes receivable - affiliated companies                                                    2,948,121        3,413,066

Deferred tax asset                                                                            31,736            1,995

Other assets                                                                               1,204,387          546,798
                                                                                       -------------    -------------
                  Total assets                                                           $11,136,322       $7,066,361
                                                                                       -------------    -------------
                                                                                       -------------    -------------

                      Liabilities and Stockholders' Equity

Current liabilities:
    Current portion of long-term debt                                                  $      41,347    $      39,240
    Accounts payable                                                                         980,560          462,095
    Other current liabilities                                                                 31,840           33,368
                                                                                       -------------    -------------
                  Total current liabilities                                                1,053,747          534,703

Long-term debt                                                                             8,626,717        5,018,064
                                                                                       -------------    -------------
                  Total liabilities                                                        9,680,464        5,552,767
                                                                                       -------------    -------------
Stockholders' equity:
    Common stock - no par value, 100,000 shares authorized, 75,000 shares issued and outstanding
                                                                                           1,500,000        1,500,000
    Retained earnings (deficit)                                                              (44,142)          13,594
                                                                                       -------------    -------------
                  Total stockholders' equity                                               1,455,858        1,513,594
                                                                                       -------------    -------------
                  Total liabilities and stockholders' equity                             $11,136,322      $ 7,066,361
                                                                                       -------------    -------------
                                                                                       -------------    -------------

      The accompanying notes are an integral part of these balance sheets.

                        Virginia Gas Distribution Company

                              Statements of Income
                 For the Years Ended December 31, 1997 and 1996


                                                                                     1997           1996
                                                                                 ------------   ------------
Revenue:
    Operating revenue                                                            $   890,647    $   629,280
    Interest income                                                                  431,628        320,836
    Other income                                                                      89,519         72,949
                                                                                 ------------   ------------
                                                                                   1,411,794      1,023,065
                                                                                 ------------   ------------
Expenses:
    Purchased gas expense                                                            513,443        330,332
    General and administrative                                                       197,940        191,619
    Depreciation, depletion, and amortization                                        162,740         78,013
    Operation and maintenance expense                                                116,620         55,032
                                                                                 ------------   ------------
                                                                                     990,743        654,996
                                                                                 ------------   ------------
Other expense:
    Interest                                                                         502,582        358,158
    Other                                                                              5,946          3,676
                                                                                 ------------   ------------
                                                                                     508,528        361,834
                                                                                 ------------   ------------
Income (loss) before income taxes                                                    (87,477)         6,235
Provision (benefit) for income taxes                                                 (29,741)         2,120
                                                                                 ------------   ------------
Net income (loss)                                                                 $  (57,736)  $      4,115
                                                                                 ------------   ------------
                                                                                 ------------   ------------
Virginia Gas Company's equity in Virginia Gas Distribution Company's
    earnings                                                                      $  (28,868)  $      2,058
                                                                                 ------------   ------------
                                                                                 ------------   ------------


   The accompanying notes are an integral part of these financial statements.

                        Virginia Gas Distribution Company

                  Statements of Changes in Stockholders' Equity
                 For the Years Ended December 31, 1997 and 1996


                                                                       Retained
                                                   Common              Earnings
                                                    Stock              (Deficit)
                                                  -----------       -------------
Balance, December 31, 1995                        $1,500,000        $     9,479
    Net income                                         -                  4,115
                                                  -----------       -------------
Balance, December 31, 1996                         1,500,000             13,594
    Net loss                                           -                (57,736)
                                                  -----------       -------------
Balance, December 31, 1997                        $1,500,000         $  (44,142)
                                                  -----------       -------------
                                                  -----------       -------------




   The accompanying notes are an integral part of these financial statements.

                        Virginia Gas Distribution Company


                            Statements of Cash Flows
                 For the Years Ended December 31, 1997 and 1996


                                                                                            1997         1996
                                                                                       ------------  -------------
Cash flows from operating activities:
    Net income (loss)                                                                  ($   57,736)  $       4,115
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, depletion, and amortization                                         162,740          78,013
         Deferred income taxes                                                             (29,741)          2,120
         (Increase) decrease in accounts receivable                                        (68,637)         52,074
         Decrease in receivable from affiliate                                                -          1,562,500
         Increase in other current assets                                                  (93,142)         (3,220)
         Increase in other assets                                                          (42,792)        (25,239)
         Increase in accounts payable                                                      518,465         227,747
         Decrease in other current liabilities                                              (1,528)        (70,345)
                                                                                       ------------  -------------
                  Net cash provided by operating activities                                387,629       1,827,765
                                                                                       ------------  -------------
Cash flows from investing activities:
    Capital expenditures                                                                (3,807,720)       (674,263)
    Loans made to affiliated companies                                                  (1,000,000)     (1,500,000)
    Payments received on notes receivable                                                1,469,726          98,200
                                                                                       ------------  -------------
                  Net cash used in investing activities                                 (3,337,994)     (2,076,063)
                                                                                       ------------  -------------
Cash flows from financing activities:
    Payment of loan principal                                                              (39,240)        (42,223)
    Proceeds from new loans                                                              3,650,000            -
    Payment of financing costs                                                            (302,122)           -
    Establishment of financing reserve funds                                              (328,500)           -
                                                                                       ------------  -------------
                  Net cash provided by (used in) financing activities                    2,980,138         (42,223)
                                                                                       ------------  -------------
Net increase (decrease) in cash                                                             29,773        (290,521)
Cash, beginning of year                                                                     16,166         306,687
                                                                                       ------------  -------------
Cash, end of year                                                                     $     45,939    $     16,166
                                                                                       ------------  -------------
                                                                                       ------------  -------------
Supplemental disclosure:
    Interest paid                                                                      $   745,053     $   533,085
                                                                                       ------------  -------------
                                                                                       ------------  -------------
    Income taxes paid                                                                  $     -          $    -
                                                                                       ------------  -------------
                                                                                       ------------  -------------



   The accompanying notes are an integral part of these financial statements.

                        Virginia Gas Distribution Company

                          Notes to Financial Statements
                        As of December 31, 1997 and 1996

  1. Description of Operations:

Virginia Gas Distribution Company (the "Company") was organized during 1992 under the laws of the Commonwealth of Virginia. The Company is 50 percent owned by Virginia Gas Company ("VGC") and 50 percent owned by a private investor. The primary business of the Company is to develop and operate natural gas distribution systems, located in certain southwestern counties of the Commonwealth of Virginia, for which it has received Certificates of Public Convenience and Necessity issued by the Virginia State Corporation Commission.

The Company's gross profits are realized by the difference between the prices at which it purchases and the prices at which it sells natural gas to its industrial, commercial and residential customers. The prices at which the Company sells natural gas to its customers are in accordance with the rate schedules in its tariff filed with the Virginia State Corporation Commission. The Company purchases natural gas under short-term contracts that reflect the market price of natural gas.

  2. Summary of Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in the period the natural gas is delivered to the customer.

Property and Equipment

All direct and indirect costs relating to property acquisition, development costs, and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. The Company provides for depreciation of property and equipment using the straight-line method over estimated useful lives ranging from 5 to 30 years.

Capitalized Interest

The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $243,122 and $74,927 for the years ended December 31, 1997 and 1996, respectively.

Other Assets

In conjunction with the 1997 issuance of the Russell County, the 1995 issuance of the Buchanan County and the 1994 issuance of the Russell County and Buchanan County, Virginia, Natural Gas Facilities Revenue Bonds by the Industrial Development Authorities of the respective counties, reserve funds have been established by the trustee for each issuance. Amounts in the reserve funds will be used to make payments of principal and interest, whether at maturity, by acceleration, call for redemption, or otherwise, where trust funds accumulated by scheduled Company payments are insufficient to satisfy bond requirements. Such amounts are invested in debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. The Company records these investments at cost and recognizes related interest as earned. The carrying value of investments approximates market value.

Costs incurred in conjunction with financing transactions are amortized on a basis that approximates the effective interest method.

Income Taxes

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.

3.   Notes Receivable - Affiliated Companies:

                                                                                        1997             1996
                                                                                     -----------      -----------
Note receivable from Virginia Gas Storage Company; interest receivable at 8.88%;
    principal due in maturities of $3,000 to $53,000 from
    1995 to 2017                                                                     $   554,608      $   568,557

Note receivable from Virginia Gas Storage Company; interest receivable at 9%;
    principal due in maturities of $1,000 to $91,000
    from 1999 to 2020                                                                    950,000        1,000,000

Note receivable from Virginia Gas Pipeline Company; interest
    receivable at 9%                                                                        --          1,000,000

Note receivable from Virginia Gas Storage Company; interest
    receivable at 9.5%; principal due in maturities of $30,000 to
    $123,000 from 2002 to 2017                                                         1,000,000             --

Note receivable from Virginia Gas Storage Company; interest receivable at 7.35%;
    principal due in maturities of $6,000 to $36,000 from
    1996 to 2023                                                                         464,736          470,798

Note receivable from Virginia Gas Exploration Company; interest
    receivable at 7.35%                                                                     --            395,333

Other                                                                                       --              4,382
                                                                                     -----------      -----------
                                                                                       2,969,344        3,439,070
Less- Current portion                                                                    (21,223)         (26,004)
                                                                                     -----------      -----------
                                                                                     $ 2,948,121      $ 3,413,066
                                                                                     -----------      -----------
                                                                                     -----------      -----------

  4. Property and Equipment:


                                                                                       1997             1996
                                                                                    -----------      -----------
Pipelines                                                                           $ 6,244,892      $ 2,343,856
Project and construction in progress                                                    507,986          555,232
Other property and equipment                                                             57,089          104,386
                                                                                    -----------      -----------
                                                                                      6,809,967        3,003,474
Less- Accumulated depreciation and amortization                                        (393,502)        (247,814)
                                                                                    -----------      -----------
                                                                                    $ 6,416,465      $ 2,755,660
                                                                                    -----------      -----------
                                                                                    -----------      -----------


  5. Other Assets:

                                                                                       1997             1996
                                                                                    -----------      -----------
Restricted cash and investments - reserve funds                                     $   765,194      $   396,285
Deferred debt issuance costs                                                            437,204          147,191
Other                                                                                     1,989            3,322
                                                                                    -----------      -----------
                                                                                    $ 1,204,387      $   546,798
                                                                                    -----------      -----------
                                                                                    -----------      -----------

  6. Long-Term Debt:

                                                                                       1997             1996
                                                                                    -----------      -----------
Note payable to Virginia Gas Company; interest payable at 9.5%; principal
    payable in maturities of $110,000 to $447,000 from 2002 to 2017                 $ 3,650,000      $      --

Note payable to Virginia Gas Company; interest payable at 9%; principal payable
    in maturities of $4,000 to $263,000 from 1999 to 2020                             2,879,214        2,879,214

Note payable to Virginia Gas Company; interest payable at 7.35%; principal
    payable in maturities of $17,000 to $97,000 from 1996 to 2023                     1,268,288        1,284,833

Note payable to Virginia Gas Company; interest payable at 8.88%; principal
    payable in maturities of $4,000 to $84,000 from 1995 to 2017                        870,562          892,457

Note payable through 1997 with interest                                                    --                800
                                                                                    -----------      -----------
                                                                                      8,668,064        5,057,304
Less- Current portion                                                                   (41,347)         (39,240)
                                                                                    -----------      -----------
Long-term debt                                                                      $ 8,626,717      $ 5,018,064
                                                                                    -----------      -----------
                                                                                    -----------      -----------


In February 1997, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Subordinated Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9,100,000. A portion ($3,650,000) of the proceeds was allocated to the Company by Virginia Gas Company and is being used to construct a natural gas distribution facility in and around the town of Lebanon, Virginia.

In December 1995, the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan County Authority"), issued its Senior Subordinated Natural Gas Facilities Revenue Bonds Series 1995 with principal of $3,750,000. A portion ($2,879,214) of the proceeds was allocated to the Company by VGC which was used by the Company to extend existing natural gas distribution facilities in and around the town of Grundy, Virginia.

In January 1994, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Natural Gas Revenue Bond Series A and B with combined principal of $3,000,000. A portion ($1,300,000) of the proceeds was allocated to the Company by VGC which was used by the Company to construct a natural gas distribution facility in and around the town of Castlewood, Virginia.

In November 1994, the Buchanan County Authority issued its Natural Gas Revenue Bond Series A with principal of $4,250,000. A portion ($922,857) of the proceeds was allocated to the Company by VGC which was used by the Company to construct a natural gas distribution facility in and around the town of Grundy, Virginia.

As of December 31, 1997, principal payments on long-term debt for the next five years are as follows:

          1998                                            $      41,347
          1999                                                   74,435
          2000                                                   81,048
          2001                                                  102,339
          2002                                                  211,823


  7. Sales to Major Customers:

One of the Company's customers accounted for 33 percent and 35 percent, one customer accounted for 14 percent and 20 percent, while another customer accounted for 18 percent and 14 percent, respectively, of operating revenue for the years ended December 31, 1997 and 1996. One customer accounted for 11 percent of 1997 operating revenue.

8.   Income Taxes:

The components of the provision for income taxes are as follows:

                                                   1997                  1996
                                                 --------               --------
Current:
    Federal                                      $   --                 $   --
    State                                            --                     --
                                                 --------               --------
                                                     --                     --
                                                 --------               --------

Deferred:
    Federal                                       (29,741)                 2,120
    State                                            --                     --
                                                 --------               --------
                                                  (29,741)                 2,120
                                                 --------               --------
                                                 ($29,741)              $  2,120
                                                 --------               --------
                                                 --------               --------

The components of deferred tax assets and liabilities are as follows:

                                                           1997           1996
                                                         --------       --------
Deferred tax assets:
    Net operating loss carryforward                      $225,620       $128,657
                                                         --------       --------
Deferred tax liabilities:
    Capital assets                                        193,884        126,662
                                                         --------       --------
                  Net deferred tax assets                $ 31,736       $  1,995
                                                         --------       --------
                                                         --------       --------



The Company has no valuation allowances as of December 31, 1997 and 1996, and there were no changes in the valuation allowance during the years then ended.

The Company's actual provision for income tax as of December 31, 1997 and 1996, approximates the tax provision at the statutory Federal income tax rate.

9.   Related-Party Transactions:

With the exception of sales to outside third parties, a significant portion of the Company's transactions is with VGC and affiliated companies.

VGC provides certain general and administrative services for the Company. These services include professional services, insurance coverage and administrative services. Other transactions with affiliated companies include purchases of natural gas, natural gas storage and technical services provided for and by affiliated companies.

10.  Subsequent Event:

On March 19, 1998, Virginia Gas Company, a principal owner of Virginia Gas Distribution Company, completed a significant financing arrangement with the John Hancock Mutual Life Insurance Companies. Under the terms of the arrangement, Virginia Gas Company issued to John Hancock $24 million of 8.5% senior notes due 2012. With the proceeds, the Company retired approximately $19.5 million of industrial revenue bonds, most of which had been previously allocated to Virginia Gas Distribution Company and three other affiliated companies and which had an average interest rate of 9%. The remaining proceeds will be used to develop segments of the Company's pipeline expansion projects and to fund other planned corporate expansions. In addition, the retirement of the industrial revenue bonds released, for the Company's use, another
$2.1 million (including interest earned through March 19, 1998) of reserve funds associated with the issuance of the bonds. These funds will also be used to fund planned corporate expansions.

Virginia Gas Distribution Company, from the debt refinancing, will replace their long term debt of approximately $8.7 million with a similar amount of long term debt at a moderately lower interest rate. In addition, the Company's bond reserve funds (including interest earned through March 19, 1998) of $775,000 will now be available to fund additional capital expansion projects.

As a result of the refinancing described above, the Company will incur, during the first quarter of 1998, a one time after tax charge to earnings of approximately $340,000 due to the accelerated amortization of issue costs previously expensed over the term of the industrial revenue bonds, and defeasement premiums, interest, and fees associated with the 1994 Russell County bond issue.